Exhibit 99.1

Berkshire Hills Announces Board Leadership Transition
David M. Brunelle to Succeed J. Williar ("Bill") Dunlaevy as Chairperson of the Board
Jeffrey W. Kip to Join Board as Independent Director & Financial Expert
BOSTON – August 25, 2021 – Berkshire Hills Bancorp, Inc. (NYSE:BHLB), announced today that Board Chairperson J. Williar ("Bill") Dunlaevy will retire from the joint Board of Directors of the company and its wholly-owned subsidiary Berkshire Bank effective September 22, 2021. As part of a pre-established succession plan, the Board has unanimously voted to appoint David M. Brunelle to succeed Mr. Dunlaevy as Chairperson, also effective on that date. Mr. Brunelle currently serves as Vice Chairperson of the Board and previously served as Chairperson of the Audit Committee after joining the Board in 2017. In addition, the Board has voted to elect Jeffrey W. Kip, Chief Executive Officer of Angi International, to the Board of Directors of BHLB and Berkshire Bank to fill the vacancy created by Mr. Dunlaevy’s retirement and has designated him as an Audit Committee Financial Expert. In addition to the Audit Committee, Mr. Kip has also been appointed to the Board’s Compensation Committee.

“It has been an honor to lead the Berkshire Hills Bancorp Board over the last two years, working closely with the Board and management team to improve our performance and affirm our commitment to purpose-driven, community-dedicated banking. With our new CEO and revitalized management team in place, the strength of our Board and our Berkshire’s Exciting Strategic Transformation (BEST) plan, the Company is well positioned for the future. As I retire from the Board, I have great confidence that Dave Brunelle will continue to bring valuable insights, high ethical standards and strong leadership that will help management achieve the BEST plan and deliver meaningful returns for our shareholders and resources for our communities,” said Dunlaevy.

“On behalf of the Board and the Company’s many stakeholders, I want to thank Bill for his longstanding commitment, service and dedication to Berkshire. In his ten years on the Board and past two as Chairperson, he has helped guide Berkshire through numerous strategic decisions always with a keen focus on fulfilling our mission and enhancing stakeholder value,” said Nitin J. Mhatre CEO of Berkshire. “As Bill retires from the Board, we are fortunate to have Dave step into the role of Chairperson. He understands our business, our culture, commitment to our communities and focus on improving financial performance through our Berkshire’s Exciting Strategic Transformation (BEST) plan. He is the ideal person to be leading the Board as we move purposefully forward.”

“I look forward to continuing to work with the Board and leadership team to execute on our BEST plan as we strive to  deliver improved financial performance and  best-in-class customer experience as the leading socially responsible community bank,” stated Mr. Brunelle. “I also want to thank Bill for his mentorship and extend a warm welcome to Jeff Kip as he joins the Board and brings his many years of financial acumen and senior executive experience.”

DAVID M. BRUNELLE
Mr. Brunelle, age 50, is Co-Founder and Managing Director of North Pointe Wealth Management in Worcester, Massachusetts. He has over 20 years of experience in financial services working with businesses, individuals, families and charitable foundations. Mr. Brunelle is a former Director of Commerce Bancshares Corp. and Commerce Bank & Trust Company and served on Commerce's audit and loan committees. He joined Berkshire’s Board in 2017 when Berkshire acquired Commerce.   He has also served as trustee or corporator for numerous non-profit entities in and around Worcester, including The Nativity School of Worcester, The Worcester Regional Research Bureau, The Worcester Educational Development Foundation, the UMass/Memorial Foundation, Becker College and the Greater Worcester Community Foundation. Mr. Brunelle holds a Bachelors degree from Colgate University.

JEFFREY W. KIP
Mr. Kip, age 53, is Chief Executive Officer of Angi International which provides internet tools and resources for home improvement, maintenance, and repair projects. Angi International is a subsidiary of IAC/InterActive Corp (NASDAQ: IAC), which owns and manages popular online brands and services.  Prior to his role as Chief Executive Officer, Mr. Kip was the Chief Financial Officer of IAC/InterActive Corp from 2012-2016. Mr. Kip’s previous positions include Chief Financial Officer of Panera Bread, LLC from 2006 – 2012. Mr. Kip will be considered an independent director, and the Board of Directors has determined that Mr. Kip will qualify as an Audit Committee Financial Expert under the rules of the Securities and Exchange Commission.

ABOUT BERKSHIRE HILLS BANCORP
Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly and digitally to empower the financial potential of people, families and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves. Headquartered in Boston, Berkshire has $12.3 billion in assets and operates 115 banking offices primarily in New England and New York.

FORWARD-LOOKING STATEMENTS
This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire's most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.

INVESTOR RELATIONS CONTACTS	MEDIA CONTACT
Investor Relations Contacts
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973
Gary Levante, SVP, Corporate Responsibility & Culture Email: glevante@berkshirebank.com Tel: (413) 447-1737